EXHIBIT 99.1

Inuvo Appoints Rob Buchner as Chief Operating Officer to Accelerate Growth of IntentKey

LITTLE ROCK, AR, October 1, 2025 -- Inuvo, Inc. (NYSE American: INUV), a leading provider of artificial intelligence AdTech solutions, today announced the appointment of Rob Buchner as Chief Operating Officer, a newly created role designed to support Inuvo’s next phase of growth.

Effective immediately, Buchner, who has served as a member of Inuvo’s Board of Directors since February 2025, will oversee day-to-day operations and lead the strategic execution of go-to-market plans. The creation of this role expands Inuvo’s leadership capacity to scale operations, capture new opportunities, and maximize the value of its proprietary AI technology, IntentKey®, a large-language model uniquely capable of identifying consumer audiences before other targeting systems can.

As COO, Buchner will focus on:

•	Accelerating market adoption of IntentKey
•	Driving self-service capabilities to empower clients directly
•	Expanding strategic partnerships and data integrations
•	Ensuring operational readiness to support technology advancements

“Given his tenure on our Board, Rob has a deep understanding of our business and is the ideal candidate to lead our operations and go-to-market efforts,” said Richard Howe, Chairman and CEO of Inuvo. “His operational expertise and leadership will be invaluable as we continue to scale our technology, strengthen customer relationships, and solidify IntentKey’s position in the rapidly evolving AdTech landscape.”

“There is a significant opportunity to grow Inuvo by empowering agencies and marketers to directly leverage IntentKey’s privacy-by-design AI,” said Buchner. “In 2026, we will be aligning our resources with the growing demand for self-serve, AI-powered audience discovery and targeting while also expanding ad supply through new integrations and partnerships.”

With a career spanning startup through enterprise leadership roles at Covet™, Campbell Mithun, and Fallon Worldwide, Buchner has consistently driven transformation, revenue growth, and innovation. His track record of building data-driven organizations and pioneering digital marketing makes him a strong addition to Inuvo’s executive team.

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About Inuvo

Inuvo, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey® AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

Statements in this press release relating to Inuvo's future plans, expectations, beliefs, intentions, and prospects are "forward-looking statements" and are subject to material risks and uncertainties. A detailed discussion of these factors and other risks that affect our business is contained in Inuvo’s Securities and Exchange Commission (SEC) filings, including our most recent reports on Form 10-K and Form 10-Q under the heading "Risk Factors." These filings are available on the SEC's website or on Inuvo’s website at Investor Relations - Inuvo®. All information in this press release is current as of October 1, 2025, and Inuvo undertakes no duty to update any statement in light of new information or future events.

Inuvo Company Contact:

Wallace Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

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